EXHIBIT 5.1

WHITE WHITE & VAN ETTEN LLP
55 Cambridge Parkway
Cambridge, Massachusetts 02142

August 12, 2004

Novavax, Inc.
8320 Guilford Road
Columbia, MD 21046

Gentlemen:

     We have assisted with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 5,053,312 shares of common stock, $.01 par value (the “Common Stock”), of Novavax, Inc. (the “Company”). Of these shares, 952,381 shares were acquired by Joseph R. Gregory pursuant to the terms of a Common Stock Purchase Agreement dated as of July 16, 2004 between the Company and Mr. Gregory (the “Gregory Shares”) and 3,775,610 shares were acquired by King Pharmaceuticals, Inc. pursuant to the terms of an Exchange Agreement dated as of July 16, 2004 (the “King Shares”). In addition, 325,321 shares covered by the prospectus that is a part of the Registration Statement were previously registered pursuant to Registration Number 333-104695.

     We have examined the Amended and Restated Certificate of Incorporation, as amended, and the By-laws of the Company and have examined and relied on originals, or copies certified to our satisfaction, of such records of meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     In our examination of the foregoing documents, we have assumed (i) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (ii) the conformity to original documents of all documents submitted to us as certified or photostatic copies and (iii) the authenticity of the originals of the latter documents.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Gregory Shares have been duly and validly authorized and issued and are fully paid and non-assessable and (ii) the King Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ White White & Van Etten LLP